Exhibit 99.1

Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE May 16, 2013

NORFOLK SOUTHERN EXTENDS REGISTERED EXCHANGE OFFER
NORFOLK, VA. – Norfolk Southern Corporation announced that it has extended the expiration date of its offer to exchange up to $600,000,000 aggregate principal amount of its 2.903% Notes due 2023 registered under the Securities Act of 1933, as amended, for an equal amount of its privately placed 2.903% Notes due 2023 (the "Original Notes").  The exchange offer, which was scheduled to expire at 5:00 p.m., New York City time, on May 15, 2013, will now expire at 5:00 p.m., New York City time, on May 22, 2013, unless further extended, to allow holders of the outstanding Original Notes additional time to tender in the exchange offer.
Except for the extension of the expiration date, the terms of the exchange offer remain as set forth in the prospectus, dated April 15, 2013. As of 5:00 p.m., New York City time, on May 15, 2013, $596 million in aggregate principal amount of the Original Notes had been tendered in the exchange offer.  This amount represents approximately 99.3% of the outstanding Original Notes.
Copies of the prospectus can be obtained from U.S. Bank Trust National Association, which is serving as exchange agent for the exchange offer. Contact information for U.S. Bank Trust National Association is as follows:

U.S. Bank Trust National Association
Attn: Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, MN  55107
Telephone: 1-800-934-6802
Facsimile transmission: 1-651-495-8158

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Operating Subsidiary: Norfolk Southern Railway Company	World Wide Web Site: www.nscorp.com

Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

This press release shall not constitute an offer to purchase or the solicitation of an offer to buy any securities. The exchange offer is being made solely pursuant to the prospectus, dated April 15, 2013, including any supplements thereto and only in such jurisdictions as is permitted under applicable law.
Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:
(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)